Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors NVIDIA Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of NVIDIA Corporation of our report dated February 12, 2004, relating to the consolidated balance sheet of NVIDIA Corporation and subsidiaries as of January 25, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended January 25, 2004, and the related schedule, which report appears in the January 30, 2005 annual report on Form 10-K of NVIDIA Corporation.

Mountain View, California                                        /s/ KPMG LLP
April 6, 2005